Exhibit 3.5

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:14 PM 04/07/2010

Filed 06:08 PM 04/07/2010

SRV100361002 – 4803711 File

CERTIFICATE OF FORMATION

OF

AMERICAN PETROLEUM TANKERS HOLDING LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does herby certify as follows:

FIRST:	The name of the limited liability company is American Petroleum Tankers Holding LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centervile Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of American Petroleum Tankers Holding LLC this 7th day of April, 2010.

By:	/s/ Alon Harnoy
	Name:	Alon Harnoy
	Title:	Authorized Person